Results of a Special Meeting of Shareholders

On October 21, 2005, a Special Meeting of Shareholders was held for the following purposes:
1) to approve a new management agreement and 2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special
Meeting of Shareholders.



Item Voted  Votes For      Votes       Abstentions  Broker Non-
On                         Against                  Votes

New         2,670,032.154  87,853.409  123,005.795  251,254.00
Management
Agreement


Election
of
Trustees
Nominees:
            3,000,473.193  131,672.165 0.000        0.00
Dwight B.
Crane


Burt N.     3,000,473.193  131,672.165 0.000        0.00
Dorsett


Elliot S.   3,000,473.193  131,672.165 0.000        0.00
Jaffe


Stephen E.
Kaufman     3,000,473.193  131,672.165 0.000        0.00


Cornelius   3,000,473.193  131,672.165 0.000        0.00
C. Rose,
Jr.


R. Jay      3,000,473.193  131,672.165 0.000        0.00
Gerken